UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                         0-27753

(Check One):

   /X/ Form 10-K   / / Form 20-F  / / Form 11-K   / / Form 10-Q   / / Form N-SAR

     For Period Ended: December 31, 2001

     [ ] Transition Report on Form 10-K

     [ ] Transition Report on Form 20-F

     [ ] Transition Report on Form 11-K

     [ ] Transition Report on Form 10-Q

     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:______________________________________

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| Read Instructions (on back page) Before Preparing Form. Please Print or Type.|
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|   Nothing in this form shall be construed to imply that the Commission has   |
|                  verified any information contained herein.                  |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

                             BREK Energy Corporation
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Former Name if Applicable
                              First Ecom.com, Inc.
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Address of Principal Executive Office (Street and Number)

                         19th Floor, 80 Gloucester Road
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City, State and Zip Code

                               Wan Chai, Hong Kong
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |    (a)  The reasons described in reasonable detail in Part III of this
     |         form could not be eliminated without unreasonable effort or
     |         expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof,
     |         will be filed on or before the fifteenth calendar day following
/X/  |         the prescribed due date; or the subject quarterly report of
     |         transition report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth calendar day following the prescribed due
     |         date; and

     |    (c)  The accountant's statement or other exhibit required by Rule
     |         12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


     The Registrant hereby represents that is is unable to file its Annual Report on Form 10-K for the year ended December 31, 2001 without unreasonable effort or expense. The Registrant further represents that the Form 10-K will be filed by no later than April 15, 2002, which is the 15th calendar day following the date on which the Form 10-K was due.

     The Registrant is currently in the process of evaluating certain transactions that its subsidiaries were party to in the year ended December 31, 2001. The Registrant believes that the Form 10-K could not be filed without unreasonable effort or expense; consequently it seeks an extension of 15 calendar days pursuant to Rule 12b-25(b)(2)(ii) within which to file its Form 10-K.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     D. Roger Glenn                   212                       756-0299
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               (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                          /X/ YES / / NO

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                     / / YES /X/ NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             BREK Energy Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  April 1, 2002                 By  Kenneth G.C. Telford
      ------------------------      -----------------------------
                                      Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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